As filed with the Securities and Exchange Commission on February 6, 2002

                                                   Registration No. 33-98188
============================================================================

              UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                       POST-EFFECTIVE AMENDMENT NO. 2
                                  FORM S-3
                        REGISTRATION STATEMENT UNDER
                         THE SECURITIES ACT OF 1933

                           PENNICHUCK CORPORATION
           (Exact name of registrant as specified in its charter)

New Hampshire                                    02-0177370
(State or other jurisdiction                     (IRS employer
of incorporation or organization                 identification number)

                              Four Water Street
                         Nashua, New Hampshire 03060
                               (603) 882-5191

        (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                      Charles J. Staab, Vice President
                           Pennichuck Corporation
                              Four Water Street
                         Nashua, New Hampshire 03060
                               (603) 882-5191

          (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                 Copies to:
                          Denis J. Maloney, Esquire
                    Gallagher, Callahan & Gartrell, P.A.
                    214 North Main Street, P.O. Box 1415
                      Concord, New Hampshire 03302-1415
                               (603) 228-1181

      Approximate date of commencement of proposed sale to the public: From time to time on or after the effective date of this registration statement.

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [X]

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

      This Post-Effective Amendment No. 2 to Pennichuck Corporation's Registration Statement on Form S-3 filed October 17, 1995, (the "1995 Registration Statement") relates to the Corporation's Dividend Reinvestment and Common Stock Purchase Plan pursuant to which 100,000 shares of common stock, $1.00 par value, were registered for issuance under the Plan. The registration fee of $612 calculated under Rule 457(c) was paid upon the filing of the 1995 Registration Statement. Pursuant to Rule 429 under the Securities Act of 1933, as amended, the prospectus contained in the 1995 Registration Statement also relates to shares of common stock covered by the Corporation's Registration Statement on Form S-3 filed September 27,
1993 (Commission File No. 33-69494; the "1993 Registration Statement", and together with the 1995 Registration Statement, the "Registration
Statement") registering 100,000 shares of common stock. As off-set by sales of common stock under the Plan, 130,030 shares of common stock remain available for issuance under the Registration Statement.

                                 PROSPECTUS

            DIVIDEND REINVESTMENT AND COMMON STOCK PURCHASE PLAN

                        [LOGO] PENNICHUCK CORPORATION

      We are offering shares of our common stock through our Dividend Reinvestment and Common Stock Purchase Plan. The Plan provides you with an economical and convenient way to purchase shares of our common stock without paying any brokerage commission or service charge. Our stock is traded on the Nasdaq National Market System under the ticker symbol "PNNW." Participants who are already enrolled in the Plan will continue to participate in the Plan without any further action on their part.

The Plan is open to

      *     our common shareholders of record.

      *     residential customers of our utility subsidiaries.

      *     our employees who reside in New Hampshire.

Some of the significant features of the Plan are:

      * You may purchase shares of common stock at current market prices by automatically reinvesting all or a portion of your cash dividends received on our common stock.

      * You may also purchase additional shares of common stock at current market prices by making optional cash investments of $100 to $3,000 each calendar quarter. Optional cash payments may be made by check or money order.

      * You can decide whether or not to participate in the Plan, and you may terminate your participation at any time.

      * The Plan Administrator is American Stock Transfer & Trust Company. Plan participants may access the Plan's features through the Administrator's Internet site, www.INVESTPOWER.com.

      * The purchase price for shares of common stock that you purchase through the Plan directly from us will be the average of the closing bid prices of our common stock as quoted by the Nasdaq National Market System for the five trading days immediately preceding the date the dividend is paid.

      * The purchase price for shares of common stock that you purchase through the Plan that are acquired in the open market or in privately negotiated transactions with third parties will be the weighted average price per share that the Plan
            Administrator paid for those shares.

      Any investment in shares of our common stock involves a degree of risk. You should read "Risk Factors" on page 4 before enrolling in the Plan or purchasing any shares of our stock.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

              The date of this Prospectus is February 1, 2002.

                                   SUMMARY

About Pennichuck Corporation

      We are a holding company based in Nashua, New Hampshire. Our principal operating subsidiaries are engaged primarily in the collection, storage, treatment, distribution and sale of potable water throughout southern and central New Hampshire. These subsidiary corporations, Pennichuck Water Works, Inc., Pennichuck East Utility, Inc. and Pittsfield Aqueduct Company, Inc., are each engaged in business as a regulated public utility subject to the jurisdiction of the New Hampshire Public Utilities Commission ("NHPUC"). We collectively serve approximately 27,000 residential and 2,000 commercial and industrial customers. We were formed in 1983 following the reorganization of Pennichuck Water Works, which was first established in 1852, into a dedicated water utility. At the same time several tracts of land, formerly held for watershed protection purposes, were transferred to The Southwood Corporation, which is involved in the development of commercial and residential real estate. We also conduct non-regulated, water-related management services and contract operations through another subsidiary, Pennichuck Water Service Corporation.

      Additional information regarding Pennichuck Corporation, including our audited financial statements and a more detailed description of Pennichuck, is contained in the documents incorporated by reference in this prospectus.

About the Plan

      The following summary of our Dividend Reinvestment and Common Stock Purchase Plan does not include all of the information that may be important to you. You should carefully read the entire text of the Plan contained in this prospectus before you decide to participate in the Plan.

ENROLLMENT:          There are two ways you can enroll in the Plan:

                     * We will automatically enroll you in this Plan if you participated in our previous dividend reinvestment and common stock purchase plan. If you do not wish to participate in this Plan, you can withdraw at any time.

                     * You can participate in the Plan if you currently own shares of common stock by submitting a completed Enrollment Application. You may obtain an Enrollment Application from the Plan Administrator. You may participate directly in the Plan only if you hold your common stock in your own name.

REINVESTMENT OF      You can reinvest all cash dividends you receive on all
 DIVIDENDS:          of your shares of common stock. Alternatively, you may
                     elect to reinvest all of the dividends you receive on a specified number of your shares. Under the Plan, you must reinvest cash dividends received on a specified number of shares held in your name and 100% of the cash dividends received on all of the shares held in your Plan account. You will be able to purchase additional shares of common stock by reinvesting your dividends, without paying fees.

OPTIONAL CASH        After you enroll in the Plan, you can buy additional
 INVESTMENTS:        shares of common stock without paying fees. You can
                     invest a minimum of $100 and up to a maximum of $3,000 each calendar quarter. You must reinvest a portion of your cash dividends through the Plan in order to exercise the optional cash investment feature.

SOURCE OF SHARES:    The administrator of the Plan will purchase shares of
                     common stock in one of four ways:

                     *  directly from us;
                     *  in the open market;
                     * in privately negotiated transactions with third parties; or
                     *  a combination of any of the above.

PURCHASE PRICE:      The purchase price of shares of common stock under the
                     Plan depends on whether the Plan Administrator purchases shares directly from us, in the open market or in privately negotiated transactions with third parties.

                     * For shares purchased directly from us, the price you pay will be the average of the closing bid prices for our common stock as quoted through the Nasdaq National Market System for the five trading days immediately preceding the date the dividend is paid.

                     * For shares purchased in the open market or in privately negotiated transactions with third parties, the price you pay will be the weighted average of the actual prices the Plan Administrator pays for all of the common stock purchased for the applicable dividend date.

                     * For shares purchased through a combination of the above methods, the price you pay will be the weighted average of the respective prices determined as set forth above for all of the common stock purchased for the applicable dividend date.

TRACKING YOUR           You will receive periodic statements of the
 INVESTMENT:            transactions made in your Plan account. These
                        statements will provide you with details of the transactions and will indicate the common share balance in your Plan account.

ADMINISTRATION:         American Stock Transfer & Trust Company will serve
                        as the administrator of the Plan. You can contact the Plan Administrator as follows:

                        Telephone:  1-877-739-9934

                        Internet:   www.INVESTPOWER.com

                        Mail:       American Stock Transfer & Trust Company
                                    Attn: Dividend Reinvestment Department
                                    P.O. Box 922
                                    Wall Street Station
                                    New York, NY 10269-0560

CONTACTING US:          You can write to us at the following address:

                        Pennichuck Corporation
                        Shareholder Relations
                        Four Water Street
                        Nashua, New Hampshire 03060

                        You can also telephone our Shareholder Relations Department at (603) 882-5191.

                                RISK FACTORS

      A purchase of Pennichuck common stock involves a certain degree of risk. You should carefully consider the following factors, any one of which could have a material adverse effect on the Pennichuck's business, financial condition and results of operations. You should also consider general risks regarding the national or local economies, the prospects for water utility businesses in general, and other risks that businesses generally face.

Water Business

      Our main sources of revenues and earnings are our water utility operations. The water supply and distribution industry is subject to regulations and uncertainties, which affect Pennichuck and our stock price in varying degrees.

      Rate Regulation. Pennichuck Water, Pennichuck East and Pittsfield are regulated by the NHPUC with respect to the rates we charge our customers for water and the amount of our capital and debt financing. The profitability of our water operations is largely dependent on the timeliness and adequacy of rate relief allowed by the NHPUC.

      Regulatory Lag. The NHPUC generally provides our water utilities with the opportunity to earn a rate of return on our capital invested in property used to serve our customers. However, a delay, known as "regulatory lag" normally occurs between the time capital is invested and the effective date of increased water rates, which reflect that investment.

      Water Quality Concerns; Changes in Regulatory Standards. Water utility companies are always subject to certain water quality risks related to environmental contamination. Our water systems have water treatment and alternate water source and storage facilities available as short-term sources of supply in the event of contamination of one of our water sources. While our treated water currently meets or exceeds all standards set by federal and state authorities, it is possible that new or stricter standards could be imposed that will raise our operating costs significantly. Although these costs would likely be recovered in the form of higher rates, there can be no assurance that the NHPUC would approve a rate increase to recover such costs.

      Threats to Nation's Health and Security. Water utility companies have generally been on a heightened state of alert since the threats to the nation's health and security in the fall of 2001. We have taken steps to increase security at our water utility facilities, heightened employee awareness of threats to our water supplies, and added security measures regarding the delivery and handling of certain chemicals used in our business. We have and will continue to bear extraordinary costs for security precautions to protect our operations and water supplies. We are not aware of any specific threats to our water utility businesses or other operations; however, we likely cannot control the outcome of such events should they occur.

      Impact of Weather and Seasonal Demands. The demand for our water and our revenues is impacted by weather and is seasonal in nature. Normally, our most profitable quarters are the second and third calendar year quarters due to increased water consumption during the late spring and summer months. Demand is normally lower during cool, wet springs and summers than it is during warm, hot springs and summers.

      Dependence on Certain Industrial Customers. Approximately 25% of our operating revenues are derived from commercial and industrial customers. Pennichuck's largest water customer is responsible for about 10% of its daily average demand. In the short term, our profitability would be adversely impacted were that customer to significantly reduce its water requirements in the future or if our other commercial and industrial customers materially reduce their use of our water. In this case, we would seek the approval of the NHPUC to increase the rates of our remaining customers to recover any lost revenues from the loss of such major industrial customers. Any increase in our rates and improvement in our profitability from a loss of a major customer could take at least 12 months to realize, an example of regulatory lag. In addition, there can be no assurance that the NHPUC would approve such a rate increase request.

Real Estate Business

      Development Risks. Southwood, our real estate subsidiary, is the owner of several tracts of land located in Southern New Hampshire, which is planned for development. The demand and prices for Southwood's real estate are dependent upon interest rates and construction costs as well as general economic conditions.

      Carrying Costs. Real estate assets are subject to ongoing maintenance costs and property taxes. Reductions in demand for our properties may cause us to continue to incur operating costs without any offsetting income.

Dividends

      Limitations on Our Ability to Pay Dividends. Our ability to pay dividends is materially dependent on the earnings of our operating subsidiaries, principally our water operations. We have paid dividends each year since at least 1915. The amount of dividends paid per common share has increased each year since 1993. The amount of future dividends is at the discretion of our Board of Directors and principally depends upon Pennichuck's earnings, financial condition, the capital requirements of our operating subsidiaries and other factors, including the adequacy of rate relief granted by the NHPUC to Pennichuck's water utility subsidiaries. Certain bond and note agreements involving Pennichuck Water, Pennichuck's principal subsidiary, among other things, impose restrictions on the payment or declarations of dividends by Pennichuck Water to Pennichuck. Under Pennichuck Water's most restrictive covenant, approximately $4.1 million of Pennichuck Water's retained earnings were unrestricted for payment or declaration of common dividends to Pennichuck at December 31, 2000. There is no assurance that Pennichuck will continue to pay dividends on shares of common stock, and if paid, the timing and amount of such dividends.

General Economic Risks

      Limited Public Trading Market. Pennichuck's common stock is quoted through the Nasdaq National Market System under the symbol "PNNW." There is not presently an active trading market in the common stock. On January 29, 2002, there were approximately 774 holders of record of the 2,390,204 shares of common stock outstanding. As a general matter, thinly traded stocks are not as liquid as actively traded stocks and may be subject to sharp changes in price, particularly when larger blocks of shares are sold at one time. Participants in the Plan should consider the relative lack of an active trading market in Pennichuck common stock and purchase additional shares primarily with a long-term investment interest.

      Tax Impact of Plan Participation. Reinvestment of dividends under the Plan does not relieve a Plan participant of the liability for any income or other tax which may be payable on such dividends. Each prospective purchaser should consult his or her own advisor to determine the particular federal, state and local tax consequences resulting from participation in the Plan and any subsequent transfer of shares purchased pursuant to the Plan.

                                  THE PLAN

      The text of the Dividend Reinvestment and Common Stock Purchase Plan of Pennichuck Corporation is set forth below in its entirety. The Plan is written in a simple question and answer format. We expect to continue to pay quarterly dividends on shares of our common stock in the future. However, we cannot assure you that we will definitely pay dividends in the future. If you are a stockholder and do not participate in this Plan, you will continue to receive cash dividends in the usual manner as we declare and pay them.

Purpose

1.    What is the purpose of the Plan?

      The purpose of the Plan is to provide current owners of our common stock, and customers and employees of Pennichuck who reside in New Hampshire, with a convenient and economical method to invest cash dividends paid on shares of Pennichuck common stock, as well as optional cash payments, in additional shares of Pennichuck common stock, without payment of any brokerage commission or service charge.

Advantages and Disadvantages

2.    What are the advantages of the Plan?

      * You can reinvest cash dividends paid on your shares of common stock in additional shares automatically.

      * You may purchase additional shares of common stock by making optional cash payments of at least $100 and not exceeding $3,000 per calendar quarter. Optional cash payments may be made by check or money order, as more fully explained in Questions 15 and 16 below.

      * Residential customers of Pennichuck Water, Pennichuck East and Pittsfield, including all members of households served by such utilities, and full-time employees of Pennichuck residing in New Hampshire who do not presently own shares of common stock, may become participants by making an initial cash investment of at least $500, but not more than $3,000, to purchase shares under the Plan.

      * You will not pay any commission or service charge in connection with purchases under the Plan.

      * Full investment of dividends is possible under the Plan because the Plan permits fractions of shares, as well as full shares, to be credited to your account. In addition, dividends on fractions of shares, as well as full shares, in your Plan account will be credited to such account.

      * The Plan provides for simplified record keeping and regular statements of account for shares credited under the Plan.

      * The Plan also provides, at no cost to you, for the safekeeping of stock certificates for shares credited under the Plan.

      * Shares held in your Plan account may be sold directly without the issuance of physical certificates or the involvement of a broker.

      * You may buy shares conveniently and economically by check or money order.

      * You may deposit some or all of the shares of common stock of Pennichuck Corporation currently held by you in stock certificate form into your Plan account for safekeeping or for sale.

      * You may withdraw some or all of your shares held in your Plan account and receive a certificate at any time should you request.

      * You may complete all your share transactions including purchases, sales and requests for certificates on the Internet through www.INVESTPOWER.com.

3.    What are the disadvantages of the Plan?

      * All dividends paid on shares credited to your account under the Plan must be reinvested under the Plan.

      * We will not pay you any interest on optional cash payments held by the Plan Administrator before the dividend reinvestment date.

      * If you send us money to buy stock through the Plan, we will return that money to you, without interest, if it is below the minimum amount allowed. We will also return to you, without interest, money you send that is above the maximum amount allowed.

      * If the shares that you purchase under the Plan are purchased directly from us, we will not determine the purchase price until the dividend reinvestment date. As a result, you will not know the actual price per share or number of shares you will purchase until that date.

      * If the shares that you purchase under the Plan are purchased in the open market or negotiated transactions with third parties, we will not determine the purchase price until the required number of shares have been acquired and the resultant weighted average purchase price has been calculated.

      * If you decide to make optional cash investments through the Plan, your cash payment may be exposed to changes in market conditions for a longer period of time than if you had arranged to buy shares through a broker.

      * You cannot pledge shares of common stock deposited in your Plan account until you withdraw the shares from the Plan.

      * You generally will pay tax on the amount of any brokerage commissions that we pay in connection with your reinvestment of dividends or optional cash purchases where the shares so purchased were acquired by the Plan Administrator in the open market or from third parties.

4.    Does participation in the Plan involve any risk?

      The risk to shareholders, customers and employees who participate in the Plan is the same as with any other investment in shares of Pennichuck's common stock. If you purchase common stock under the

Plan, you lose any advantage otherwise available from being able to select the timing of your investment. You should also recognize that, like any investment, Pennichuck cannot assure you of a profit or dividend, or protect you against a loss on the shares purchased under the Plan.

Administration

5.    Who administers the Plan?

      American Stock Transfer & Trust Company (the "Plan Administrator") administers the Plan. The Plan Administrator will purchase and hold shares of common stock acquired through the Plan, maintain records, send statements of account and perform other duties relating to the Plan. Pennichuck and the Plan Administrator are not affiliated. The Plan Administrator does not make a market in the common stock.

      Shares purchased under the Plan will be held by the Plan Administrator until you terminate your participation in the Plan or until you submit a request for withdrawal of all or part of your shares. Shares purchased under the Plan and held by the Plan Administrator will be registered in its name or the name of one of its nominees. Pennichuck may replace the Plan Administrator at any time. In the event that the Plan Administrator should cease to administer the Plan, Pennichuck will make such other arrangements as it deems appropriate for the administration of the Plan.

      All initial investments and optional cash payments should be sent to the Plan Administrator as follows:

            American Stock Transfer & Trust Company
            Attn: Dividend Reinvestment Department
            P.O. Box 922
            Wall Street Station
            New York, NY 10269-0560

      Any questions or other correspondence concerning the Plan should be addressed to the Plan Administrator as follows:

            Telephone:       1-877-739-9934

            Internet:        www.INVESTPOWER.com

            Mail:            American Stock Transfer & Trust Company
                             Attn: Dividend Reinvestment Department
                             P.O. Box 922
                             Wall Street Station
                             New York, NY 10269-0560

Participation

6.    Who is eligible to participate?

      (a) Shareholders. All holders of record of Pennichuck common stock ("Shareholders") are eligible to participate in the Plan. Beneficial owners whose shares are registered in names other than their own (i.e. in the name of a broker or bank nominee) must arrange with the shareholder of record for participation. If for any reason a beneficial owner is unable to arrange participation with his or her broker or bank nominee, he or she must become a record holder by having at least one share transferred to his or her own name in order to participate in the Plan.

      (b) Customers. All residential customers of Pennichuck's water utility subsidiaries are eligible to participate in the Plan, as well as all members of households served by them. Water consumers in the franchise territory served by Pennichuck who are not customers, such as renters and condominium owners, may participate in the Plan, except that groups of individuals such as tenant associations are not eligible to participate. All customer participants must reside in New Hampshire. Business customers of Pennichuck are not eligible to participate. Customers who are eligible to participate in the Plan are herein referred to as "Customers".

      (c) Employees. All full-time employees of Pennichuck who reside in New Hampshire ("Employees") are eligible to participate in the Plan.

      A Customer or Employee may participate in his or her own name, in the joint name of the Customer or Employee and another person, or in his or her name as custodian or trustee for another person, by marking the Enrollment Application in the appropriate manner.

7.    How does an eligible Shareholder, Customer or Employee participate?

      If you are a Shareholder, Customer or Employee, you may join the Plan by completing and signing an Enrollment Application and returning it by mail to the Plan Administrator. An Enrollment Application may be obtained at any time by telephone or written request to the Plan Administrator at the above telephone number or address, or to Pennichuck at (603) 882-5191 or P.O. Box 448, Nashua, New Hampshire 03061, Attention: Shareholder Relations. The Enrollment Application may also be downloaded from the Internet site, www.INVESTPOWER.com.

      In order for a Shareholder to participate in the Plan, the Enrollment Application and any written notification of other instructions must be signed by or on behalf of all owners of record of the relevant shares. When such shares are held in more than one name (i.e. joint tenants, co-trustees, etc.), all registered holders must sign. When an Enrollment Application or written notification is signed by an executor, administrator, trustee or guardian, or as attorney, the capacity in which the Enrollment Application or notification is signed must be specified. An Enrollment Application or written notification by a Shareholder, which is a corporation or other organization, should be signed by an authorized officer or other official, identified as such.

      A Customer or Employee does not need to be a registered holder of Pennichuck common stock to join the Plan but, by executing the Enrollment Application, agrees to have at least $500 of common stock purchased on his or her behalf on the next dividend reinvestment date (as defined under Question 9), and must acknowledge that he or she is a New Hampshire resident. Each Enrollment Application for a Customer or Employee who is not a registered stockholder must be accompanied by a check for at least $500, but not more than $3,000.

      You must furnish your Federal tax identification number when opening a Plan account. You automatically continue in the Plan unless you notify the Plan Administrator in writing that you wish to withdraw (see Question
25). If you cease to be a Customer or Employee of Pennichuck, you may continue to participate in the Plan as long as at least one whole share of common stock is registered in the your name or held through the Plan. Current participants do not need to complete and return a new Enrollment Application unless they wish to change their type of participation.

8.    What does the Enrollment Application provide?

      The Enrollment Application allows you to decide the extent to which you want to participate in the Plan. By checking the appropriate box on the Enrollment Application and supplying any required information, you elect one of the following investment options:

      * FULL DIVIDEND REINVESTMENT - reinvest all dividends on all of the shares of common stock registered in your name, as well as on all the shares credited to your account under the Plan; you may also invest by making optional cash payments in the amount of $100 to $3,000 per quarter.

      * PARTIAL DIVIDEND INVESTMENT - reinvest all dividends on a specific number of shares of common stock registered in your name as set forth in the Enrollment Application, as well as 100% of the dividends on all of the shares credited to your account under the Plan; you may also invest by making optional cash payments in the amount of $100 to $3,000 per quarter.

      If a signed Enrollment Application is returned without one of the boxes checked, you will be enrolled under the "Full Dividend Reinvestment" option. If a signed Authorization Form is returned with the "Partial Dividend Reinvestment" box checked but without designating the number of shares of common stock registered in your name for which cash dividends are to be reinvested, the form will be returned to you for completion.

      A Customer or Employee who desires to participate in the Plan must direct the Plan Administrator to purchase shares with an initial investment of at least $500, but not more than $3,000, enclosed with the signed Enrollment Application. Customers or Employees should also check the Full or Partial Dividend Reinvestment option.

      A Shareholder, Customer or Employee may not participate in the Plan solely with respect to optional cash payments. All of the dividends on at least one (1) share registered in your name, and all dividends on shares credited to your account under the Plan, must be reinvested under the Plan.

      No matter which of the above options is chosen, all shares purchased under the Plan and held in the Plan account will be subject to automatic dividend reinvestment, and the dividends on all such shares will automatically be reinvested in common stock at a purchase price per share of common stock determined under this Plan, as more fully explained in Question 12 below.

9.    When may a Shareholder, Customer or Employee join the Plan?

      If you are a Shareholder, Customer, or an Employee, you may join the Plan as of any "dividend reinvestment date". The dividend reinvestment date is the same date as the dividend payment date fixed by the Board of Directors of Pennichuck from time to time. We have generally paid dividends on the common stock on or about the 15th day of February, May, August and November. Dividends are paid to owners of shares on a certain record date, generally from ten to twenty days preceding the payment date (the "dividend record date").

      If you are a Shareholder, and if the Enrollment Application is received by the Plan Administrator on or prior to the business day preceding a dividend record date, you will be enrolled in the Plan as of the next dividend reinvestment date. In such case, if the Enrollment Application is received by the Plan Admin-istrator after the business day preceding a dividend record date, the reinvestment of dividends, and the making of optional cash investments, will not begin until the second succeeding dividend reinvestment date.

      If you are a Customer or an Employee, and if the Enrollment Application is received by the Plan Administrator on or prior to the business day preceding a dividend reinvestment date, you will be enrolled in the Plan as of that dividend reinvestment date. If the Enrollment Application is received by the Plan Administrator after the business day preceding a dividend reinvestment date, the reinvestment of dividends, and the making of optional cash investments, will not begin until the second succeeding dividend reinvestment date.

      If you participated in our previous dividend reinvestment plan, we will automatically enroll you in this Plan. If you do not wish to participate in this Plan, you can withdraw at any time.

      If you are a record owner of our common stock, you may join the Plan by completing and signing an Enrollment Application and returning it to the Plan Administrator. You may obtain an Enrollment Application by telephoning the Plan Administrator at 1-877-739-9934 or Pennichuck at 1-603-882-5191. The Enrollment Application may also be downloaded from the Internet site, www.INVESTPOWER.com.

      If you are a beneficial owner and wish to join the Plan, you must contact your bank, broker or other nominee to have shares transferred to you so that they are registered in your own name. You may then participate by simply completing and signing an Enrollment Application and returning it to the Plan Administrator.

      The Plan Administrator must receive funds for optional cash investments at least one business day before a dividend reinvestment date in order to be invested on that date.

Costs

10.   Are there any expenses in connection with purchases under the Plan?

      You do not pay any brokerage commissions, service charges or fees on shares you purchase through reinvestment of dividends or optional cash purchases. We pay all costs of administration of this Plan.

      You may instruct the Plan Administrator to sell shares held in your Plan account at any time. Shares will be sold at the then current market price. A transaction fee of $15 plus a brokerage commission of $.10 per share will be automatically deducted from your proceeds when your payment check is mailed.

Purchases

11.   Where will the common stock purchased under the Plan come from?

      The Plan Administrator will purchase stock:

      *  directly from us;
      *  in the open market;
      *  in privately negotiated transactions with third parties; or
      *  a combination of any of the above.

      Each quarter we will decide how the Plan Administrator will purchase stock. We will not provide you with any written notice about the source of the common stock to be purchased.

12.   What will be the price of the common shares purchased under the Plan?

      The price per share of common stock purchased under the Plan will be:

      * for shares purchased directly from us, the average of the closing bid prices for our common stock as quoted by the Nasdaq National Market System for the five trading days immediately preceding the applicable dividend reinvestment date.

      * for shares purchased in the open market or in privately negotiated transactions with third parties, the weighted average of the actual prices that the Plan Administrator pays for all of the common stock purchased for the applicable dividend reinvestment date.

      * for shares purchased through a combination of these methods, the weighted average of the respective prices determined as set forth above for all of the common stock purchased for the applicable dividend reinvestment date.

13.   How many common shares will I be purchasing through the Plan?

      The number of shares of common stock that you purchase depends on several factors, including:

      *  the amount of the dividends you reinvest;

      *  the amount of any optional cash investments you make; and

      * the purchase price of the common stock on the applicable dividend reinvestment date.

      The Plan Administrator will credit your account with a number of shares, including fractions computed to three decimal places, equal to the total amount to be invested divided by the applicable purchase price. The only limit on the number of shares available for purchase directly from us is the number of shares of common stock registered for issuance under the Plan; there is no limit on the number of shares available for purchase in the open market for issuance under the Plan.

      The shares purchased for you under the Plan will be held separately from the shares of common stock which you purchase (or have previously purchased) outside the Plan and hold in your own name.

14.   When will purchases of common shares be made?

      Purchases of common shares from Pennichuck, and the transfer of shares to accounts under the Plan, will be made as of the close of business on the relevant dividend reinvestment date. (the dividend reinvestment date is the same date as the dividend payment date fixed by the Board of Directors from time to time, see Question 9). In such case, dividend and voting rights normally will commence on the day after the dividend reinvestment date. In the event shares are purchased in the open market or through private negotiation with third parties, the transfer of shares to accounts under the Plan will be made as soon as possible after the required number of shares have been acquired by the Plan Administrator, but not earlier than the relevant dividend reinvestment date.

      No interest will be paid by Pennichuck or the Plan Administrator on cash dividends held under the Plan.

Optional Cash Payments and Initial Investments

15.   How do optional cash payments and initial investments work?

      On each dividend reinvestment date, the Plan Administrator will invest optional cash payments received from Shareholders, and initial cash investments received from Customers and Employees, by purchasing shares of common stock to be credited to the participant's account. Optional cash payments from Shareholders already enrolled in the Plan, and initial cash investments from Customers or Employees, must be received by the Plan Administrator not later than the business day preceding a dividend reinvestment date to be effective on such dividend reinvestment date. Optional cash payments from Shareholders, and initial cash investments from Customers or Employees, received after the business day preceding a dividend reinvestment date will be returned directly by the Plan Administrator at no charge. NO INTEREST WILL BE PAID ON OPTIONAL CASH PAYMENTS OR INITIAL INVESTMENTS.

      Each optional cash payment must be at least $100, and each initial cash investment must be at least $500. No initial cash investment may exceed $3,000, and optional cash payments may not exceed $3,000 in any quarter.

16.   How are optional cash payments and initial investments made?

      Optional cash payments may not exceed $3,000 in any calendar quarter. Any amount in excess of $3,000 will be returned to you. For purposes of this limitation, at the Plan Administrator's discretion, all Plan accounts under common control or management may be aggregated and deemed to be one account. The Plan Administrator will purchase as many whole shares and fractional shares, computed to three decimal places, of common stock as can be purchased with the amount submitted. There is no obligation to make any optional cash payments; however, each optional cash payment must be at least $100. Optional cash payments can not be made if you do not have dividends reinvested under the Plan.

      Optional cash payments may be made by personal check or money order, payable in U.S. dollars to the Plan Administrator. Checks must be drawn against U.S. banks. Optional cash payments may be mailed to the Plan Administrator at the address set forth in Question 5. OPTIONAL CASH PAYMENTS FORWARDED TO ANY OTHER ADDRESS DO NOT CONSTITUTE VALID DELIVERY. Optional cash payments should be mailed with the tear-off portion of your account statement or your purchase transaction advice mailed to you after a purchase is completed by the Plan Administrator.

      Cash payments from a Customer or Employee constituting an initial investment must be accompanied by an Enrollment Application. New investors may call the Plan Administrator for an Enrollment Application to accompany their initial investment. The Enrollment Application may also be downloaded from the Plan Administrator's internet site (www.INVESTPOWER.com) and then mailed to the Plan Administrator. Thereafter, optional cash payments may be made as with existing Shareholders as set forth immediately above.

      In the event that your check is returned unpaid for any reason, the Plan Administrator will consider the request for investment of such funds void and without effect and will immediately remove from your account any shares purchased upon the prior credit of such funds. The Plan Administrator may then sell such shares to satisfy any uncollected amounts. If the net proceeds of the sale of such shares are insufficient to satisfy the balance of the uncollected amounts, the Plan Administrator will be entitled to sell additional shares from your account to satisfy the uncollected balance.

17. Will shares I acquire through optional cash payments and initial investments be subject to automatic dividend reinvestment?

      Yes. All dividends paid on shares you acquire through optional cash payments and initial investments, so long as the shares are held in your Plan account, will be automatically reinvested in shares of common stock. If certificates for shares acquired through optional cash payments or initial investments by Customers and Employees are issued, the dividends paid on such shares will continue to be reinvested unless the participant elects to have them paid in cash by submitting a new Enrollment Application to the Plan Administrator.

Reports

18.   How will I be advised of my purchases of shares?

      The Plan Administrator will send you a quarterly account statement showing the activity and balance in your Plan account. Your account statement will show the number of shares purchased that quarter and their purchase price. Your account statement will also show the total number of shares you purchased through the Plan to date during the calendar year, as well as the total number of shares held in your account as of the investment date. Each time a purchase is made for you under the Plan, you will also receive a confirmation advice reflecting your purchase price and the number of shares acquired. You may also view your transaction history online by logging into your account. Details available online include share price, transaction type and date.

      The final quarterly statement for each year will show all pertinent information for that calendar year. You should keep this statement for tax purposes. The Plan Administrator may charge you a fee if you request additional copies of your prior account statements.

      In addition, you will receive copies of the same communications sent to every other shareholder, including Pennichuck's quarterly reports, annual report, notice of shareholders' meeting and proxy statement, and income tax information for reporting dividends paid by Pennichuck.

Dividends on Shares held under the Plan

19. Will I be credited with dividends on shares held in my account under the Plan?

      Yes. Pennichuck pays dividends, as declared, to the record holders of all its shares. As the record holder for participants, the Plan Administrator will be entitled to receive dividends for all shares credited to Plan accounts on the record date. The Plan Administrator will credit such dividends to you on the basis of full and fractional shares held in your account. All cash dividends on shares held under the Plan will automatically be reinvested in additional shares of common stock under the Plan.

20. Will I be paid a dividend on common stock purchased on a dividend reinvestment date?

      No. The dividend reinvestment dates under the Plan are Pennichuck's dividend payment dates which normally are the 15th day of February, May, August and November. To receive the dividend, you must be a stockholder of record on the record date for a dividend as set by the Board of Directors (normally on or around the 1st day of February, May, August and November) so as to allow a sufficient time for Pennichuck to process dividend payments. Therefore, you would not be entitled to any dividend payment with respect to the common stock purchased on a dividend reinvestment date, until the next dividend reinvestment date.

Certificates for Shares

21.   Will share certificates be issued for common shares purchased?

      Normally we will not issue certificates for shares that you purchase under the Plan. Your account statement will show the number of shares held in your Plan account. In addition to minimizing the costs of the Plan, this protects against loss, theft or destruction of stock certificates.

      However, you may at any time request that the Plan Administrator issue you a certificate for any whole number of shares of common stock, up to the number of full shares credited to your Plan account, even though you wish to remain in the Plan. The Plan Administrator will generally issue certificates approximately three (3) business days after it receives your request. Please use the transaction request form attached to the bottom of your account statement and mail it to:

            American Stock Transfer & Trust Company
            Attn: Dividend Reinvestment Department
            P.O. Box 922
            Wall Street Station
            New York, NY 10269-0560

You may also use the Internet at www.INVESTPOWER.com or the interactive voice response system (IVR) at the toll free telephone number 1-877-739-9934 to submit your requested transaction.

      Future dividends on any shares for which you request a stock certificate will be reinvested under the Plan. If you request certificates for less than all of the stock in your Plan account, any remaining full shares and fractional shares will remain in your Plan account. We may withdraw you from the Plan and pay you cash for your fractional shares if your Plan account is less than one whole share as a result of withdrawals or sales of stock and you are not reinvesting dividends from any stock registered in your name.

      Shares credited to your account under the Plan may not be pledged or assigned while held in the Plan, and any such pledge or assignment will be void. If you wish to pledge or assign your Plan shares you must request that certificates for such shares be issued in your name.

      We will not issue certificates for fractional shares under any circumstances.

22. In whose name will accounts be maintained and certificates registered when issued?

      Accounts for Shareholder participants will be maintained in the name or names in which the certificates for shares of common stock were registered when you entered the Plan. Accounts for Customer and Employee participants will be maintained in the name or names designated on the Enrollment Application when such Customer or Employee enrolled in the Plan.

      When we issue stock certificates, we will register them in your name as it appears on your Plan account.

      You may ask the Plan Administrator to issue certificates in names other than the Plan account name, but you must comply with any applicable laws and you must pay any applicable taxes. You must make this request in writing, and your signature must be guaranteed by a qualified medallion guarantee member.

      You may also transfer shares held in your Plan account to another person. Transfers can be made in book-entry form or a certificate will be issued and sent to the new owner by first class mail. You can transfer to a person who already has a Plan account, or you can set up a new Plan account if the person does not have one. Follow the steps below to complete your transaction.


      * Call the Plan Administrator to request a Plan brochure and Enrollment Application. Complete the form providing the full registration name, address and social security number of the new participant.

      * The completed Enrollment Application should be sent along with a written request indicating the number of shares (full and fractional if any) which should be transferred to the new participant. All individuals in the current Plan account must sign the instructions. The signatures must be guaranteed by a bank, broker or financial institution that is a member of a Medallion Signature Guarantee Program.

Changing Type of Participation; Withdrawal from Participation

23.   How can I change my type of participation?

      You may change the type of your participation in the Plan at any time by completing an Enrollment Application and returning it to the Plan Administrator at the address set forth in Question 5 above. An Enrollment Application and return envelope may be obtained as stated in the answer to Question 7 above. The new Enrollment Application must be received by the Plan Administrator not later than the business day before a dividend record date in order to be effective as of the next succeeding dividend reinvestment date.

24.   May I withdraw from the Plan?

      Yes. The Plan is entirely voluntary and you may withdraw at any time.

25.   How do I withdraw from the Plan?

      You may withdraw from the Plan at any time using the tear-off stub at the bottom of your account statement and forwarding it to the Plan Administrator at the address set forth in Question 5 above. When you withdraw from the Plan, or upon termination of the Plan by Pennichuck, you will receive certificates for any whole shares credited to your account under the Plan and a cash payment for any fractional share held in your Plan account. The value of such share certificates and cash payment received in lieu of fractional share interest may be greater than, equal to, or less than the amount you paid for such shares and fractional share interest.

      If the Plan Administrator receives your request to withdraw from the Plan at least three business days before any dividend reinvestment date, you will once again receive cash dividends on whole shares you own beginning with that dividend payment date. However, the Plan Administrator will invest any optional cash payment it has received from you.

      If the Plan Administrator receives your request to withdraw from the Plan less than three business days before the dividend reinvestment date, the Plan Administrator will process your request as promptly as possible; however, your cash dividend and any optional cash payment then held by the Plan Administrator will be reinvested on that date.

      A shareholder may elect to re-enroll in the Plan at any time pursuant to the procedures outlined in Question 7and 8.

26. May I discontinue dividend reinvestment on shares held outside my Plan account without withdrawing from the Plan?

      Yes, so long as at least one whole share is held through the Plan, you may discontinue the automatic reinvestment of the dividends on the shares held outside the Plan account, without withdrawing from the Plan, by filing a new Enrollment Application to change the type of your participation. However, the dividends on the shares held in your Plan account will continue to be fully reinvested.

27.   May the Company terminate my participation in the Plan?

      If you do not own at least one whole share held through the Plan, your participation in the Plan will be terminated. We may also terminate your participation in the Plan after written notice in advance mailed to you at the address appearing on the Plan Administrator's records.

28. What happens when I sell or transfer some or all of the shares registered in my name?

      If you dispose of some or all shares of common stock registered in your name (as opposed to shares held through the Plan), that transfer will not affect your participation in the Plan; however, if less than one whole share is held in the Plan account, you may receive a cash payment for the fractional share, and the Plan account will be closed. As long as at least one whole share is held in the Plan account, the Plan Administrator will continue to fully reinvest the dividends on the shares credited to your account under the Plan until notified that you wish to withdraw from the Plan. If you desire to dispose of all shares credited to your account under the Plan, you first must withdraw from the Plan as described in Question 25 above. An administrative fee and brokerage commission will be charged in the event you ask the Plan Administrator to sell the shares held in your Plan account, see Question 30 below.

29. What happens to the whole shares and fractions of a share when I withdraw from the Plan?

      When you withdraw from the Plan, a certificate for your whole shares and a cash adjustment representing any fraction of a share will be mailed directly to you at the address indicated by your written notice, if one is so indicated; otherwise to the address then appearing in the Plan Administrator's records. The fractional share cash payment will be based on the closing bid price of the common stock as quoted through the Nasdaq National Market System for the business day on which the withdrawal request is received, or if there is no such quotation for such day, then for the next-following day for which there is such a quotation.

30.   Who do I call if I want to sell my stock?

      If you desire to sell any or all shares held in your Plan account, you may instruct the Plan Administrator to sell such shares in one of three ways:

      a. Go to www.INVESTPOWER.com and log into your account. You may sell shares in two easy steps; or

      b. Call the toll-free telephone number to access the Administrator's automated telephone system with your sales order; or

      c. Complete and sign the tear-off portion of your account statement or purchase confirmation and mail the instructions to the Plan Administrator. If there is more than one individual owner on the Plan account, all participants must sign the tear-off portion of the account statement or purchase confirmation.

      As with purchases made in the open market, the Plan Administrator aggregates all requests to sell shares and then sells the total share amount on the open market through a broker. Sales will be made no less than once a week and may be made as often as daily at the discretion of the Plan Administrator. The selling price will not be known until the sale is completed. The proceeds of the sale, less an administrative fee of $15 and brokerage commission of $.10 per share, will be sent to you by check within four days following the sale.

      Participants should be aware that the price of Pennichuck common stock may fluctuate during the period between a request for sale, its receipt by the Plan Administrator and the ultimate sale on the open market. Instructions sent to the Plan Administrator may not be rescinded.

      Alternatively, if you desire to sell shares of stock held in the Plan or received upon withdrawal from the Plan, you may follow the normal procedures utilized to sell securities. You must first request that your shares held under the Plan be converted to certificates (see Question 21 above); you may then contact your usual stockbroker to arrange for such sale.

Other Information

31. If Pennichuck issues rights to purchase securities to the holders of common shares, how will the rights on Plan shares be handled?

      If we issue rights to purchase additional shares of our common stock or any other securities to holders of our common stock, the Plan Administrator will sell those rights relating to shares of common stock held by the Plan Administrator for participants and invest the proceeds in additional shares of common stock on the next dividend reinvestment date. In the event that those rights are not saleable or detachable, the Plan Administrator will hold those rights for your benefit. If you wish to receive any rights directly, you may do so by sending to the Plan Administrator, at least five (5) business days before the record date for the rights offering, a written request that certificates for shares in your Plan account be sent to you.

32.   What happens if Pennichuck declares a stock split or stock dividend?

      The Plan Administrator will add any shares resulting from a stock split or stock dividend, on shares you hold in your Plan account, to your Plan account. We will issue any shares resulting from a stock split, on stock held by you outside the Plan, in the same manner as we would if you were not participating in this Plan. Transaction processing under the Plan may be curtailed or suspended until the completion of any stock dividend, stock split or other corporate action.

33. How will my shares held under the Plan be voted at meetings of shareholders?

      You will receive a proxy card covering those whole shares of common stock credited to your account under the Plan and those shares registered in your name that are not within the Plan. If the proxy card is returned properly signed and marked for voting, all of the shares will be voted as marked. Alternatively, you may vote in person at shareholders' meetings.

      If a proxy card is returned properly signed but without indicating instructions as to the manner in which shares are to be voted with respect to any items, all of your shares will be voted (to the extent legally permissible) in accordance with the recommendations of Pennichuck's Board of Directors. This procedure is consistent with the actions taken with respect to shareholders who are not participating in the Plan and who return properly signed proxy cards and do not provide voting instructions. If the proxy card is not returned, or if it is returned unsigned or improperly signed, none of your shares covered by such proxy card will be voted unless you or your duly appointed representative votes in person at the meeting.

34. What are the Federal Income Tax Consequences of participation in the Plan?

      Reinvestment of dividends does not relieve you of liability for any income tax which may be payable on such dividends. If you reinvest dividends under the Plan, you will be treated for Federal income tax purposes as having received, on the dividend reinvestment date, a dividend equal to the then fair market value of the shares purchased with such reinvested dividends plus any tax withheld prior to investment, even though you do not actually receive such amount in cash. The fair market value will be the closing bid price for our common stock on the dividend reinvestment date as quoted on the Nasdaq National Market System, and not the five day average used to calculate the purchase price under the Plan.

      The cost basis for Federal income tax purposes of any shares acquired with reinvested dividends will be equal to the fair market value of such shares as of the applicable dividend reinvestment date. The basis of shares that are purchased with an initial investment or optional cash payments will be equal to the purchase price of such shares.

      You will not realize any taxable income when you receive certificates for whole shares credited to your account under the Plan. However, if you withdraw from the Plan and receive the proceeds from the sale of a fractional share credited to your account, you may realize a gain or loss with respect to such fraction. Gain or loss may also be realized when whole shares are sold subsequent to withdrawal from the Plan. The amount of such gain or loss will be the difference between the amount realized from the sale and your tax basis for the shares sold. The amount realized will be your gross proceeds less brokerage fees and commissions and any transfer taxes you pay. Subject to limitations contained in the Internal Revenue Code, the administrative fees and charges you incur upon the sale of shares may be deductible if you itemize deductions.

      If a sale is made within one year of acquisition, any gain (or loss) may be taxed as short-term capital gain (or loss). If the sale is made after one year, the gain (or loss) may be taxed as a long-term capital gain (or loss). The holding period for shares acquired pursuant to the Plan will begin on the day following the purchase of such shares.

      Pennichuck will in the first instance pay for any costs incurred by the Plan Administrator in purchasing shares in the open market for investment under the Plan, including any brokerage commissions. The respective amount of such costs will, however, be taxable to the Plan participant as miscellaneous income. In such event, the participant's basis in the shares so purchased will be increased by the amount of such income that you are treated as having received for federal income tax purposes.

      In case you (including foreign stockholders) elect to have your dividends reinvested and you are subject to United States income tax or backup withholding, the amount required to be withheld will be deducted from the dividends payable to you, and the remaining amount will be applied to the purchase of shares under the Plan. The filing of any documentation required to obtain an exemption from, or a reduction in, United States withholding tax is your the responsibility.

      Pennichuck believes the foregoing is an accurate summary of the Federal tax consequences of your participation in the Plan as of the date of this Prospectus. This summary may not reflect every possible situation that could result from participation in the Plan. THEREFORE, EACH PARTICIPANT IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR TO DETERMINE THE PARTICULAR FEDERAL, STATE AND LOCAL TAX CONSEQUENCES RESULTING FROM PARTICIPATION IN THE PLAN AND THE SUBSEQUENT DISPOSAL OF SHARES PURCHASED PURSUANT TO THE PLAN. If you do not reside in the United States, your income tax consequences will vary from jurisdiction to jurisdiction. In addition, the foregoing rules may not be applicable to certain participants in the Plan, such as tax-exempt entities (e.g., pension funds and IRAs).

      Please keep copies of your Plan account statements to assist you in complying with the federal income tax laws. The foregoing summary is subject to superceding changes in law and regulation; neither Pennichuck nor the Plan Administrator is obligated to inform you of any such changes.

35.   What are the responsibilities of Pennichuck and the Plan
      Administrator under the Plan?

      In acting under the terms and conditions of the Plan as described in this Prospectus, neither Pennichuck nor the Plan Administrator will be liable for any act done in good faith or for any omission to act unless done (or omitted) in bad faith or due to gross negligence including, without limitation, any claim or liability arising with respect to the prices at which shares are purchased or sold for your account and the times when such purchases or sales are made, or with respect to any fluctuation in the market value before or after purchase or sale of shares, or with respect to the tax treatment of dividends reinvested under the Plan.

      You should recognize that neither Pennichuck nor the Plan
Administrator can assure you of a profit or protect you against a loss on the shares purchased or sold by you under the Plan.

36.   Can Pennichuck change or discontinue the Plan?

      While we currently intend to continue this Plan indefinitely, we may amend, suspend, modify or terminate this Plan at any time and for any reason. The Board of Directors may increase the number of shares that may be issued under the Plan. We will send you notice of any amendment, suspension, modification or termination. No such event will affect any shares then credited to your account, except that upon any whole or partial termination of the Plan, certificates for whole shares credited to your account under the Plan will be issued to you and a cash payment will be made for any fraction of a share. The Plan Administrator may resign at any time upon reasonable notice to Pennichuck in writing. We may elect and appoint at any time a new Plan Administrator, including ourselves, to administer this Plan.

37.   Who interprets and regulates the Plan?

      Any questions of interpretation arising under this Plan will be determined by Pennichuck in its sole discretion and any determination that we make will be final. We may adopt rules and regulations to facilitate the administration of this Plan. The terms and conditions of this Plan and its operation will be governed by the laws of the State of New Hampshire.

      If it appears to Pennichuck that you are using or contemplating the use of the Plan in a manner or with an effect that, in the sole judgment and discretion of Pennichuck, is not in the best interests of Pennichuck or its other stockholders, then Pennichuck may decline to issue all or any portion of the shares of common stock for which you have tendered payment. Such payment (or the portion thereof not to be invested in shares of common stock) will be returned by Pennichuck as promptly as practicable, without interest. Under such circumstances, Pennichuck may also act to terminate your participation under the Plan.

38.   How can I obtain answers to other questions regarding the Plan?

      Any additional questions should be addressed to:

            Telephone:      1-877-739-9934

            Internet:       www.INVESTPOWER.com

            Mail:           American Stock Transfer & Trust Company
                            Attn: Dividend Reinvestment Department
                            P.O. Box 922
                            Wall Street Station
                            New York, NY 10269-0560

                            or

                            Pennichuck Corporation
                            Four Water Street
                            P. O. Box 448
                            Nashua, New Hampshire 03061
                            Attention: Shareholder Relations

                            Telephone No. (603) 882-5191

                     WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information we file at the Commission's public reference room at the offices of the Commission, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the Commission. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our filings with the Commission are also available to the public on the Commission Internet site (http://www.sec.gov).

      This prospectus is part of a registration statement that we filed with the Commission. This prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement. You may inspect the registration statement and exhibits without charge at the Commission's office, and you may obtain copies upon payment of a duplicating fee.

      We also maintain a site on the Internet (http://www.pennichuck.com) which contains information about Pennichuck and our subsidiaries.

               INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The Commission allows us to "incorporate by reference" the information we file with it into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is an important part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information. This prospectus incorporates by reference the documents set forth below that we have previously filed with the Commission and any future filings we make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus until we sell all of the securities being registered. These documents contain important information about Pennichuck and its finances.

Company Filings (File No. 0-18552)      Period
----------------------------------      ------

Annual Report on Form 10-KSB            Year ended December 31, 2000
Quarterly Reports on Form 10-QSB        Quarters ended March 31, 2001; June
 or Form 10-Q                            30, 2001 and September 30, 2001
Current Reports on Form 8-K             Filed October 12, 2001

      If you are a stockholder, we have sent you some of the documents incorporated by reference, but you can obtain any of them through us or the Commission. Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this prospectus. Stockholders may obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone at the following address:

                  Shareholder Relations
                  Pennichuck Corporation
                  4 Water Street
                  P.O. Box 448
                  Nashua, New Hampshire 03061
                  Telephone number (603) 882-5191

      You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or the documents incorporated by reference is accurate as of any date other than the date on the front of this prospectus or those documents.

                               USE OF PROCEEDS

      We will use the net proceeds from the sale of common stock purchased through this Plan directly from us for general corporate purposes. We have no basis for estimating either the number of shares of common stock that ultimately will be sold by us under the Plan or the prices at which we will sell shares. We will not receive any proceeds from the purchase of common stock by the Plan Administrator in the open market or in privately negotiated transactions with third parties.

                                   EXPERTS

      The consolidated financial statements and schedules of Pennichuck Corporation and its subsidiaries which are incorporated herein by reference to Pennichuck's Annual Report on Form 10-KSB for the year ended December 31, 2000, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated herein by reference in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

                             VALIDITY OF SHARES

      The legality of the shares of Pennichuck's common stock to be issued under the Plan has been passed upon by Gallagher, Callahan & Gartrell, P.A., 214 North Main Street, Concord, New Hampshire 03301, counsel to Pennichuck.

                                INDEMNIFICATION

      Under provisions of the New Hampshire Business Corporation Act and Pennichuck's Bylaws, any person made a party to any lawsuit or proceeding by reason of being a director, officer or employee of Pennichuck may be indemnified by Pennichuck against the reasonable expenses, including attorneys' fees, judgments and fines paid or incurred in connection with the defense of such lawsuit or proceeding, including the cost of court-approved settlements, provided that such person shall have acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of Pennichuck and, where criminal liability is charged, had no reasonable cause to believe his conduct was unlawful. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of Pennichuck pursuant to the foregoing provisions, Pennichuck has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

=======================================   ====================================
             TABLE OF CONTENTS

SUMMARY
  About Pennichuck Corporation        2
  About the Plan                      2
RISK FACTORS                          4
THE PLAN                              6                   [LOGO]
  Purpose                             6
  Advantages and Disadvantages        6           PENNICHUCK CORPORATION
  Administration                      8
  Participation                       8
  Costs                              11
  Purchases                          11          DIVIDEND REINVESTMENT AND
  Optional Cash Payments and                     COMMON STOCK PURCHASE PLAN
   Initial Investments               13
  Reports                            14
  Dividends on Shares Held Under
   the Plan                          14
  Certificates for Shares            15
  Changing Type of Participation;
  Withdrawal from Participation      16
  Other Information                  18                 Common Stock
WHERE YOU CAN FIND MORE
 INFORMATION                         21
INCORPORATION OF CERTAIN
 DOCUMENTS BY REFERENCE              22
USE OF PROCEEDS                      22                  ----------
EXPERTS                              23                  PROSPECTUS
VALIDITY OF SHARES                   23                  ----------
INDEMNIFICATION                      23

      You should rely only on the
information incorporated by reference
or provided in this prospectus. We
have not authorized anyone to provide
you with different information. We                 Dated February 1, 2002
are not making an offer of these
securities in any state where the
offer is not permitted. You should
not assume that the information in
this prospectus or the documents
incorporated by reference is accurate
as of any date other than the date on
the front of this prospectus or those
documents.
=======================================   ====================================

                                   PART II

                   INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

      The following is an itemized list of the estimated total expenses incurred in connection with the offering of securities hereunder, including estimated expenses incurred with respect to filing of Post-Effective Amendment No. 2 to the Company's Registration Statement on Form S-3
(No. 33-98188).

            Registration Fee                        $   612

            Printing                                 51,000

            Legal Fees and Expenses                  42,500

            Blue Sky Fees and Expenses                1,500

            Accountants' Fees and Expenses            2,000
                                                    -------
                 TOTAL                              $97,612
                                                    =======

________________

Item 15.  Indemnification of Directors and Officers

      Incorporated by reference to Item 15 of Part II of the Company's Registration Statement on Form S-3 (No. 33-69494).

Item 16.  Exhibits

Exhibit
Number            Description of Exhibit
-------           ----------------------

3.1               Restated Articles of Incorporation of
                  Pennichuck Corporation (Filed as
                  Exhibit 3.1 to the Company's 1990
                  Form 10-K Report and incorporated
                  herein by reference)

3.2               Articles of Amendment to the Articles
                  of Incorporation of Pennichuck
                  Corporation (Filed as Exhibit 3.2 to
                  the Company's 1994 Form 10-KSB Report
                  and incorporated herein by reference)

3.3               Amended and Restated Bylaws of Pennichuck
                  Corporation (Filed as Exhibit 3.3 to
                  the Company's 2001 second quarter
                  Form 10-Q Report and incorporated
                  herein by reference)

3.4 Articles of Amendment to the Articles of Incorporation of Pennichuck Corporation
                  (Filed as Exhibit 3.4 to the Company's
                  1999 second quarter Form 10-QSB Report
                  and incorporated herein by reference)

3.5 Articles of Amendment to the Articles of Incorporation of Pennichuck Corporation
                  (Filed as Exhibit 3.5 to the Company's
                  2000 second quarter From 10-QSB Report
                  and incorporated herein by reference)

3.6               Certificate of Designation of Series A
                  Junior Participating Preferred Stock of
                  Pennichuck Corporation (Filed as Exhibit
                  3.6 to the Company's 2000 second quarter
                  Form 10-QSB Report and incorporated
                  herein by reference)

4.1               Dividend Reinvestment and Common
                  Stock Purchase Plan, as amended

5.1               Opinion of Gallagher, Callahan &
                  Gartrell, P.A. with respect to
                  legality (Filed as Exhibit 5.1 to the
                  Company's Registration Statement
                  on Form S-3, No. 33-98188, and incorporated herein by reference)

23.1              Consent of Gallagher, Callahan &
                  Gartrell, P.A. (included in their
                  opinion filed as Exhibit 5.1 to the
                  Company's Registration Statement
                  on Form S-3, No. 33-98188, and incorporated herein by reference)

23.2              Consent of Arthur Andersen LLP

Item 17.  Undertakings

      The undersigned registrant hereby agrees:

      (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

            (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in such information in the registration statement;

      provided, however, that (a)(i) and (a)(ii) will not apply if the information required to be included in a post-effective amendment thereby is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement;

      (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering hereof.

      (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (d) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (e) That insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                 SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 2 to Registration Statement No. 33-98188 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashua, State of New Hampshire on February 6, 2002.

                                    PENNICHUCK CORPORATION
                                    (Registrant)


                                    By: /s/ Charles J. Staab
                                        -----------------------------------
                                        Name:  Charles J. Staab
                                        Title: Vice President,
                                               Treasurer and
                                               Chief Financial
                                               Officer

      KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Maurice L. Arel and Charles J. Staab, or any of them, his true and lawful attorney-in-fact and agent, with full power or substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same and all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting said attorney-in-fact and agent, and any of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 2 to Registration Statement No. 33-98188 has been signed by the following persons in the capacities and on the dates indicated.

Signature                     Title                       Date
---------                     -----                       ----

/s/ Maurice L. Arel           President, Chief            February 6, 2002
---------------------------   Executive Officer
Maurice L. Arel               And Director
                              (Principal Executive
                              Officer)


/s/ Stephen J. Densberger     Executive Vice             February 6, 2002
---------------------------   President and
Stephen J. Densberger         Director


/s/ Charles J. Staab          Vice President,            February 6, 2002
---------------------------   Treasurer, Chief
Charles J. Staab              Financial Officer
                              and Director
                              (Principal Financial
                              Officer)


/s/ Joseph A. Bellavance      Director                   February 6, 2002
---------------------------
Joseph A. Bellavance


/s/ Charles E. Clough         Director                   February 6, 2002
---------------------------
Charles E. Clough


/s/ Robert P. Keller          Director                   February 6, 2002
---------------------------
Robert P. Keller


/s/ John R. Kreick            Director                   February 6, 2002
---------------------------
John R. Kreick


/s/ Hannah M. McCarthy        Director                   February 6, 2002
---------------------------
Hannah M. McCarthy


/s/ Martha E. O'Neill         Director                   February 6, 2002
---------------------------
Martha E. O'Neill